Exhibit 10.1

                              CONSULTING AGREEMENT

         This Consulting Agreement (the "Agreement") has been entered into between International Imaging Systems, Inc. (the "Company"), a Delaware corporation that has its principal place of business in Ft. Lauderdale, Florida, and John LaSala, (the "Consultant"), a Florida resident who has his principal place of business in Boca Raton, Florida, in order to memorialize the agreement between the Company and the Consultant as of this 27th day of March, 2006.

         Whereas, the Company has been primarily engaged in the businesses of
(i) designing, marketing, and manufacturing plastic and paper cards of all types, and (ii) providing temporary employees to companies that wish to outsource some or all of their employees;

         Whereas, the Company has been unsuccessful in the pursuit of such businesses, has incurred material financial losses in each of the last three fiscal years, and has a substantial working capital deficit;

         Whereas, the Consultant possesses significant experience and expertise in the process of identifying and analyzing strategic alliances, and in facilitating mergers, acquisitions, and other forms of business combinations in order to maximize shareholders' value;

         Whereas, the Company desires to avail itself of the services of the Consultant, and the Consultant desires to provide to the Company such services, and;

         Whereas, the Company and the Consultant each expect to benefit from the carrying out of the subject matter of the Agreement;

         Now, therefore, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

         1. Engagement. The Company hereby engages the Consultant, and the Consultant hereby accepts such engagement and agrees to use its best efforts in a good and businesslike manner to provide services to the Company in accordance with the terms of the Agreement.

         2.  Services. The Consultant shall render assistance to the Company by
             (i) identifying and analyzing strategic alliances and related industry partnerships, including potential candidates for merger, acquisition, or some other form of business combination, (ii) assisting with the negotiation of transactions and agreements between the Company and such other parties, and (iii) providing recommendations with respect to legal and accounting professionals to be retained by the Company, if necessary.

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         3.  Term. The term of the Agreement shall commence on April 1, 2006, and shall continue for the lesser period of (i) one (1) year, or
             (ii) until the Company consummates a merger, acquisition, or some other form of business combination.

         4. Remuneration. The consideration to be paid by the Company to the Consultant for the services to be rendered hereunder shall be as follows: (i) two hundred fifty thousand (250,000) shares of the Company's Common Stock, issued to the Consultant pursuant to the Company's 2003 Equity Incentive Program, and (ii) reimbursement of all reasonable expenses, as provided for in paragraph 5.

         5. Expenses. The Company shall reimburse the Consultant for his out-of-pocket expenses incurred in the performance of his services hereunder, with the provision that each expense exceeding $ 100 shall require prior approval by the Company.

         6. Capacity. The services of the Consultant to be provided pursuant to the Agreement shall be performed for the benefit of the Company in the capacity of an independent contractor, and no employee or agent of the Consultant shall be considered, at any time that the Agreement is in force, to be an employee of the Company.

         7. Confidentiality. The Consultant will not at any time disclose or use for its own benefit or purposes or for the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation, or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to strategic alliances, related industry partnerships, merger or acquisition candidates, customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided, however, that the foregoing shall not apply to information that is not unique to the Company or that is generally known to the industry or the public. All files and records relating to the Company compiled by the Consultant shall be the property of the Company and shall be promptly returned to the Company upon the termination of the Agreement.

         8. Waiver. The failure of either party to the Agreement to insist, in one or more instances, upon the performance of any of the terms, covenants, agreements, or conditions of the Agreement, or to exercise any rights hereunder, shall not be construed as a waiver or relinquishment of such party's right to insist upon the future performance of such term, covenant, agreement, or condition, or to the future exercise of any such right, and the obligations of the other party with respect to such future performance shall continue in full force and effect.

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         9.  Survival. Paragraph 7 shall survive the term of the Agreement, and shall remain in full force and effect for a period of two (2) years subsequent to the termination of the Agreement.

         10. Severability. If any provision of the Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of the Agreement shall not be affected thereby and shall remain in full force and effect as if the invalidated provision had not been included herein.

         11. Notice. Any notice required or desired to be given pursuant to the Agreement shall be in writing and shall be deemed given when (i) delivered by facsimile transmission, or (ii) three (3) days after it is deposited in the mail to the addresses set forth below, or at such subsequent address provided by the parties.

             If to the Company: International Imaging Systems, Inc.
                         Attn: C. Leo Smith, Chief Executive Officer
                         2419 E. Commercial Boulevard, Suite 307
                         Ft. Lauderdale, Florida 33308

            If to the Consultant: John LaSala
                         6674 Serena Lane
                         Boca Raton, Florida 33433

         12. Applicable Law. The Agreement shall be governed by and construed in accordance with the laws of Florida, and has been negotiated and is to be performed in the State of Florida. Venue in any dispute arising hereunder shall be in the Circuit Court in the Seventh Judicial Circuit in and for Broward County, Florida.

         13. Assignment. The Agreement may not be assigned by the Company or by the Consultant without the prior written consent of the other party.

         14. Entire Agreement. The Agreement constitutes the entire agreement and understanding between the parties. It may only be amended in writing by the parties hereto. Any and all prior agreements and/or understandings relating thereto are superseded in their entirety by the Agreement.

         In Witness Whereof, the Company and the Consultant have executed the Agreement as of the day, month, and year first written above.

The Company:                                     The Consultant:
International Imaging Systems, Inc.

By: /s/ C. LEO SMITH                             /s/ JOHN LASALA
    -------------------------------------        ------------------------------
    C. Leo Smith, Chief Executive Officer        John LaSala

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